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                                                                    Exhibit 10.8


                         YOKOGAWA ELECTRIC CORPORATION
                                      AND
                            HEWLETT-PACKARD COMPANY
              AGREEMENT FOR THE REDEMPTION AND SALE OF SHARES AND
                   TERMINATION OF JOINT VENTURE RELATIONSHIP

                                   Preamble

THIS AGREEMENT BY AND BETWEEN YOKOGAWA ELECTRIC CORPORATION AND HEWLETT-PACKARD COMPANY IS DATED JULY 6, 1999, AND IS BASED ON THE FOLLOWING FACTS:

1. Yokogawa Electric Corporation, a corporation organized and existing under the laws of Japan, hereinafter called YOKOGAWA; and Hewlett-Packard Company, a corporation organized and existing under the laws of the State of Delaware, U.S.A., hereinafter called HP, established as of August 13, 1963, a joint venture company formerly known as Yokogawa-Hewlett-Packard, Ltd. and now known as Hewlett-Packard Japan Ltd., a Japanese corporation, hereinafter referred to as HPJ, which was fifty-one per cent (51%) owned by YOKOGAWA and forty-nine per cent (49%) owned by HP.

2. In accordance with the Yokogawa-Hokushin Electric Corporation - Hewlett-Packard Company Agreement for Yokogawa-Hewlett-Packard, Ltd. last executed on August 23, 1983 ("the 1983 JVA"), YOKOGAWA and HP agreed among other things to change the ownership of HPJ resulting in HP's owning seventy-five per cent (75%) of HPJ and YOKOGAWA's owning twenty-five per cent (25%) of HPJ.

3. HP's ownership interest in HPJ is held by two wholly-owned subsidiaries of HP, Hewlett-Packard World Trade, Inc. ("HPWT"), which owns ten per cent (10%) of HPJ, and Hewlett-Packard Europe B.V. ("HPE"), which owns sixty-five per cent (65%) of HPJ.

4. YOKOGAWA has now decided to dispose of its twenty-five per cent (25%) ownership interest in HPJ and HP now wishes to own one hundred per cent (100%) of HPJ.

5. YOKOGAWA and HP have determined that it is in the best interests of their respective companies to terminate their joint venture relationship with respect to HPJ.

THEREFORE, THE PARTIES AGREE AS FOLLOWS:
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                                   Article 1

                                  Definitions

1.1  "Agreement" shall mean this agreement.

1.2 "HP Affiliate" shall mean any company in which HP, either directly or indirectly owns more than fifty per cent (50%) of the voting stock.

1.3  "Party(ies)" shall mean YOKOGAWA and HP, either singly or collectively.

1.4 "Initial Redemption Shares" shall mean three hundred eighty-eight thousand nine hundred three (388,903) shares of HPJ stock owned by YOKOGAWA.

1.5 "Initial Redemption Date" shall mean a date prior to January 31, 2000, as mutually agreed by the Parties.

1.6  "Redemption" shall mean a redemption of shares in HPJ in accordance with
Article 212-2 of the Japanese Commercial Code.

1.7 "Remaining Shares" shall mean one hundred fifty-five thousand five hundred sixty-two (155,562) shares of HPJ stock owned by YOKOGAWA.

1.8 "Sale Date" shall mean a date after April 1, 2000, and prior to May 1, 2000, as mutually agreed by the Parties.

1.9 "Sale Shares" shall mean three hundred eighty-eight thousand nine hundred three (388,903) shares of HPJ stock owned by YOKOGAWA.

1.10 "Share Price" shall mean sixty-four thousand two hundred eighty-three (64,283) Japanese Yen.

1.11 "Shares" shall mean all of the shares of HPJ owned by YOKOGAWA which correspond to the sum of the Initial Redemption Shares, the Sale Shares and the Remaining Shares.

1.12 "Weighted Share Price" shall equal the Share Price plus three and seven tenths percent (3.7%) compounded annually from February 1, 2000, until the date of payment.
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                                   Article 2

                         Redemption and Sale of Shares

2.1 On the Initial Redemption Date, HP will cause HPJ to redeem the Initial Redemption Shares and YOKOGAWA will tender such Initial Redemption Shares in exchange for Twenty-five Billion Japanese Yen ((Yen)25,000,000,000) (the "Initial Redemption Price").

2.2 On the Sale Date, HP will purchase and YOKOGAWA will sell the Sale Shares in exchange for Twenty-five Billion Japanese Yen ((Yen)25,000,000,000) (the "Sale Price").

2.3   With respect to the Remaining Shares, the Parties agree as follows:

2.3.1 Commencing with HPJ's shareholder meeting following the close of HPJ's fiscal year 2000 ending as of October 31, 2000, HP will use its best efforts, taking into account all potential tax consequences, to cause HPJ to redeem the Remaining Shares. This redemption will be conducted using HPJ's current and retained earnings at a price per share equal to the Weighted Share Price multiplied by 1.089. This formula is based on the assumption that YOKOGAWA will be subject to tax equal to eighty-two (82) Yen for each one thousand (1,000) Yen received by way of the redemption of the Remaining Shares. If this assumption should change at any time, including the case in which YOKOGAWA's tax burden is reduced pursuant to
      2.3.5 below, the formula shall be changed to reflect YOKOGAWA's tax cost with respect to such redemptions.

2.3.2 YOKOGAWA shall have and is hereby granted a put option ("Put Option") to sell and to require HP or its designated HP Affiliate or Affiliates to purchase some or all of the Remaining Shares as specified by YOKOGAWA from time to time. Except as provided in 2.3.3 below, the price for the Remaining Shares sold and purchased pursuant to this Put Option shall be the Weighted Share Price without adjustment for taxes paid by YOKOGAWA. This Put Option shall expire on March 31, 2003.

2.3.3 On the expiration of the Put Option, YOKOGAWA shall be deemed to have exercised the Put Option with respect to any of the Remaining Shares still owned by YOKOGAWA and HP or its designated HP Affiliate will be required to purchase such Remaining Shares at the Weighted Share Price multiplied by 1.69. This formula is based on the assumption that YOKOGAWA will be subject to tax equal to four hundred eight (408) Yen for each one thousand (1,000) Yen received by
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      way of the sale of the Remaining Shares upon expiration of the Put Option.
      If this assumption should change at any time, including the case in which YOKOGAWA's tax burden is reduced pursuant to 2.3.5 below, the formula shall be changed to reflect YOKOGAWA's tax cost with respect to such sale.

2.3.4 HP or its designated HP Affiliate or Affiliates shall have and are hereby granted a call option ("Call Option") to purchase and to require YOKOGAWA to sell to HP or its Affiliates some or all of the Remaining Shares as specified by HP from time to time. The price for the Remaining Shares sold and purchased pursuant to this Call Option shall be the Weighted Share Price multiplied by 1.69. This formula is based on the assumption that YOKOGAWA will be subject to tax equal to four hundred eight (408) Yen for each one thousand (1,000) Yen received by way of the sale of the Remaining Shares pursuant to this Call Option. If this assumption should change at any time, the formula shall be changed to reflect YOKOGAWA's tax cost with respect to such sale. The Call Option shall expire on expiration of the Put Option.

2.3.5 YOKOGAWA will, in its sole discretion, consider utilizing available tax losses to minimize its taxes with respect to the transactions contemplated in 2.3.1 and 2.3.3 above (including minimization of the gross up multiples in 2.3.1 and 2.3.3).

                                   Article 3

                                     Terms

3.1 YOKOGAWA represents and warrants to HP that YOKOGAWA is the lawful owner and holder of, and has good and negotiable title to, the Shares and that the Shares are free and clear of any mortgages, burdens, debts, doubts, liens, retention rights, commitments, attachments, pledges, options, preemptive rights, obligations, charges or encumbrances of any kind whatsoever.

3.2   The Redemption Price, the Sale Price and the payments made pursuant to
Article 2.3 above constitute the only consideration to be paid by HP and HP Affiliates for the Shares.

3.3 On or before November 1, 1999, YOKOGAWA will deliver to HPJ letters of resignation of Mr. Fumio Mizoguchi as a director of HPJ and Jouichi Ueba as a statutory auditor of HPJ.

3.4 HP shall pay or cause HPJ and its designated HP Affiliate(s) to pay to YOKOGAWA the Initial Redemption Price, the Sale Price and the consideration paid pursuant to Article 2.3 above in immediately available
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Japanese Yen no later than the end of business hours of the Redemption Date and the Sale Date, as the case may be, by wire transfer to an account designated by YOKOGAWA in writing. The account information will be provided by YOKOGAWA at least four (4) business days prior to the payment.

                                   Article 4

                              Miscellaneous Terms

4.1 This Agreement represents the entire understanding of the Parties and supersedes all other previous representations, negotiations, commitments, writings and agreements, oral or written, agreed prior to the signing of this Agreement pertaining to HPJ, including but not limited to the 1983 JVA which is hereby terminated. However, neither Party anticipates that the termination of the joint venture with respect to HPJ will have any adverse effect on other relationships between the Parties.

4.2 YOKOGAWA shall exercise and HP shall cause its HP Affiliates to exercise their respective voting rights in HPJ at future General Shareholders Meetings of HPJ for the purpose of implementing this Agreement. HP assures that all of the necessary and required legal steps, including without limitation HPJ's board approval, shall be duly and timely taken by HPJ.

4.3 The Parties agree that the terms of this Agreement are confidential and may not be disclosed without the prior written consent of the other party. To this end, the Parties shall agree on a communications plan and agree not to make any statements to third parties which are inconsistent with the agreed plan. The obligations of confidentiality imposed hereunder shall not apply to terms which:

a. are or become a matter of public knowledge through no fault of any party hereto or

b.   are disclosed under operation of law.

4.4 No Party shall have any right to assign or transfer any rights provided to it hereunder to any person, firm or corporation without the prior written consent of the other Party; provided, however, that HP may assign its rights and obligations under Article 2.2 above to an HP Affiliate.

4.5 This Agreement shall be construed and enforced according to the laws of Japan.

4.6 The Parties shall use best efforts to resolve amicably all disputes which may arise between them, out of, in relation to or in connection with this
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Agreement. If any such dispute is not resolved within a reasonable period of time, and in any case not more than sixty (60) days, after written notice by one Party to the other Party, such dispute shall be finally settled by arbitration in Geneva, Switzerland, in accordance with the then existing Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators to be selected in accordance with said rules. The language of the arbitration shall be English.

4.7 All notices, requests, demands or other communications required or permitted by, or resulting from this Agreement, by either of the Parties hereto to the other shall be given to or made as follows:

     To:  Yokogawa Electric Corporation
          9-32, 2-chome, Naka-cho
          Musashino-shi, Tokyo, Japan
          Attention: General Counsel
          Fax No.: 81-422-52-5941

     To:  Hewlett-Packard Company
          3000 Hanover Street
          Palo Alto, California 94304 USA
          Attention: General Counsel
          Fax No.: (650) 852-8019

Any notice so given shall be deemed to be received in case of fax twenty-four
(24) hours after dispatch, or in the case of letter: (a) upon receipt, or fourteen (14) days after posting, whichever is less, for airmail sent between Japan and the United States or any other country, or (b) upon receipt or seven
(7) days after posting, whichever is less, for mail sent within Japan, the United States or any other country.

Either Party may amend the information set forth in this Article at any time by written notice to the other Party.

4.8 This Agreement shall not be amended, altered, extended or modified except by an instrument in writing expressly referring to this Agreement and signed by the Parties hereto.
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IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE EXECUTED
ON THE DAY AND YEAR WRITTEN ABOVE.


YOKOGAWA ELECTRIC CORPORATION


By:  /s/ Isao Uchida
    ------------------------------------
       Isao Uchida
       President and Chief Executive Officer


HEWLETT-PACKARD COMPANY


By:  /s/ Lewis E. Platt
    ------------------------------------
       Lewis E. Platt
       Chairman, President and Chief Executive Officer


Witnessed by:


HEWLETT-PACKARD JAPAN, LTD.


By:  /s/ Katsuto Kohtani
    ------------------------------------
       Katsuto Kohtani
       Chairman